EXHIBIT 99.1
                                                                    ------------



FOR IMMEDIATE RELEASE
---------------------


For:     MAF Bancorp, Inc.               Contacts:    Jerry A. Weberling,
         55th Street & Holmes Avenue                    Chief Financial Officer
         Clarendon Hills, IL 60514                      (630) 887-5999

         www.mafbancorp.com                           Michael J. Janssen,
                                                         Senior Vice President
                                                        (630) 986-7544


                        MAF BANCORP ANNOUNCES ADOPTION OF
                          NEW STOCK REPURCHASE PROGRAM


Clarendon Hills, Illinois, November 10, 2004 - MAF Bancorp, Inc. (MAFB) announced today that it has adopted a new stock repurchase plan under which the Company is authorized to repurchase up to 500,000 shares of its common stock. The new shares may be repurchased in the open market or in privately negotiated transactions and represent approximately 1.5% of the Company's 33.5 million outstanding shares. The repurchased shares will be used in connection with the Company's employee benefit plans and for other general corporate purposes.

The Company has completed its previous stock repurchase program that was announced in May 2003. A total of 1.6 million shares were repurchased under that program from time to time over the past 18 months at an average cost of $40.23 per share.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 72 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in Wisconsin operate under the name "St. Francis Bank, a division of Mid America Bank, fsb." The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.



                                      # # #